UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 24, 2011
Vocus, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-125834	58-1806705

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4296 Forbes Boulevard, Lanham,
Maryland		20706

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 3014592590
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 24, 2011, Vocus, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with North Venture Partners LLC (“North Venture”) to acquire a division of its business operating under the name “North Social”.
North Social provides Facebook applications that enable businesses to create, manage and promote their business on Facebook. Pursuant to the terms of the Purchase Agreement, the Company acquired substantially all of the assets and assumed certain liabilities of North Social for a purchase price of approximately $7,000,000 cash payable at closing, plus up to an additional $18,000,000 of contingent cash consideration in the aggregate over 24 months based on the achievement of certain financial milestones as described in the Purchase Agreement a copy of which is filed as Exhibit 2.1 to this report and incorporated by reference herein.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On February 24, 2011, the Company, through its subsidiary North Social Apps LLC, completed its acquisition of North Social. The material terms of the Agreement are described under Item 1.01 above, which description is incorporated by reference in this Item 2.01.
The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement. A copy of the press release issued by the Company on February 24, 2011, concerning this transaction is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a) Financial statements of business acquired.
Not Applicable
(b) Pro forma financial information.
Not applicable
(c) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement Among Vocus, Inc., as Buyer and North Venture Partners, LLC, as Seller and Alex Bernstein and David Brody as Members of Seller.*

99.1	Press Release by Vocus, Inc., dated February 24, 2011, regarding the acquisition of North Social.

*	Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). Vocus hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vocus, Inc.
March 1, 2011	By:	/s/ Stephen Vintz
		Name:	Stephen Vintz
		Title:	Executive Vice President, Chief Financial Officer and Treasurer